Exhibit 10.1















                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                        MACE SECURITY INTERNATIONAL, INC.



                           EAGER BEAVER CAR WASH, INC.



                                       AND



                            WASH DEPOT HOLDINGS, INC.









                           ------------------------
                                November 8, 2007
                           ------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----

RECITALS.................................................................... 1

ARTICLE I REAL PROPERTY AND ASSET TRANSFER; CLOSING......................... 1

ARTICLE II TITLE............................................................ 9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS...................... 11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER..................... 17

ARTICLE V ADDITIONAL AGREEMENTS OF SELLERS................................. 18

ARTICLE VI ADDITIONAL AGREEMENTS OF PURCHASER.............................. 20

ARTICLE VII CONDITIONS TO PURCHASER'S OBLIGATIONS.......................... 21

ARTICLE VIII CONDITIONS TO SELLERS' OBLIGATIONS............................ 21

ARTICLE IX INDEMNIFICATION ................................................ 22

ARTICLE X OTHER PROVISIONS................................................. 26


                                    EXHIBITS

1.5(b)            License of Intellectual Property
1.9(a)(v)         Assignment Agreement
1.10(a)(i)        Bill of Sale
1.10(a)(iv)       Form of Special Warranty Deed


Schedules Enclosed in Disclosure Binder Attached Hereto and Made a Part Hereof

1.1               Car Wash Locations
1.4(b)            Equipment
1.4(c)            Contractual Obligations
1.4(d)            Permits
1.7(f)            Agreements of Company not being Assigned
2.1               Permitted Exceptions
3.3               Summary of Oral Agreements
3.5(b)            Exceptions to governmental compliance
3.5(d)            Litigation or administrative proceedings for
                  environmental violations

3.5(e)            Releases of "Hazardous Materials" and
                  Environmental Conditions
3.5(g) Proceedings which would affect use of the Locations
3.8               Required Consents
3.11              Pending and Threatened Litigation
3.12              Employee Contracts
3.13              Employee Benefits
3.16              Intellectual Property

Appendix A        Defined Terms

                            ASSET PURCHASE AGREEMENT


            This Asset Purchase Agreement ("Agreement") is made as of November 8, 2007 by and among Mace Security International, Inc. ("MSI"), Eager Beaver Car Wash, Inc. ("Company") and Wash Depot Holdings, Inc. ("Purchaser"). For purposes of this Agreement, the Company, a wholly owned subsidiary of MSI that owns the assets being sold under this Agreement, and MSI are sometimes collectively referred to as "Sellers."

                                    RECITALS

      MSI is the sole shareholder of the Company. The Company owns car washes listed by common street addresses, as set forth on Schedule 1.1 attached (collectively, "Locations" and individually a "Location"). The Company owns the real property, equipment and business located at and conducted from each of the Locations.

       Notwithstanding the fact that all Schedules are referred to as being attached to this Agreement, some of the Schedules are not attached but instead appear in a Disclosure Binder dated as of the date hereof. The Disclosure Binder is organized under subheadings which correspond to the various Schedules described in this Agreement. For purposes of identification, the Disclosure Binder has been identified by the parties by a written statement executed by the parties and appearing as the first page of the Disclosure Binder. All such schedules in the Disclosure Binder are incorporated into this Agreement by reference and made a part hereof.

                                    ARTICLE I
                  Real Property and Asset Transfer; Closing

      Section 1.1 Incorporation of Recitals. The recitals set forth above are incorporated herein by reference and are a part of this Agreement.

      Section 1.2 Place for Closing. The Closing under this Agreement shall take place at the offices of Holland & Knight LLP ("Escrow Agent"), as agent for Chicago Title Insurance Company, located at 200 S. Orange Avenue, Suite 2600, Orlando, FL 32801 or such other place as the parties hereto may agree upon. Subject to the terms and conditions hereof, the date the Closing occurs ("Closing Date") shall be sixty (60) days from the date of this Agreement, or such other date that the parties to this Agreement agree to in writing, it being understood that such date may be extended if required to give effect to the cure period described in Section 1.8(d)(ii).

      Section 1.3  Agreement to Transfer Assets; and Consideration.

      (a) The Company shall transfer and MSI shall cause the Company to transfer and deliver to Purchaser the Assets for the total consideration of Ten Million Eight Hundred Eighty Five Thousand ($10,885,000) Dollars subject to the adjustments and credits set forth in this Agreement ("Purchase Price") on the Closing Date, payable by wire transfer in United States of America currency, to an account as designated by MSI.

      (b) On or before two (2) Business Days following the execution of this Agreement, Purchaser shall pay the Escrow Agent Five Hundred Thousand ($500,000) Dollars ("Deposit") in United States currency. The Escrow Agent, when it receives the Deposit shall confirm to MSI in writing that the Deposit has been paid to Escrow Agent. The Deposit, while held in Escrow, shall to the extent possible, be invested in U.S. Treasury Bills or other short-term U.S. Government securities, repurchase agreements with a national banking association for such securities, investment-grade commercial paper or other investment-grade "money market" investments as Purchaser and MSI jointly direct Escrow Agent, and whenever not so invested shall be held by the Escrow Agent in a separate, federally-insured, interest-bearing account with a national banking association approved by Purchaser and MSI. The interest on the Deposit will be paid to the party to this Agreement that receives the Deposit. The Escrow Agent shall pay the Deposit to the Purchaser or Sellers, as applicable as set forth below.

                  (i) If the Closing occurs, the Deposit and the interest earned on it shall be paid to MSI at the Closing, as a credit against the Purchase Price to be paid by Purchaser.

                  (ii) The Escrow Agent shall promptly pay the Deposit to MSI, if the Closing does not occur on or before the Closing Date and all conditions set forth in Article VII have been satisfied, waived or would have been satisfied with the passage of time, or this Agreement is terminated before the Closing Date by MSI under the provisions of Section 1.8(d)(ii) or 1.8(d)(iii) of this Agreement.

                  (iii) The Escrow Agent shall promptly pay the Deposit to Purchaser if Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 1.3(b)(ii) above, including but not limited to a condition set forth in Article VII of this Agreement not being satisfied that has not been waived by Purchaser or this Agreement being terminated before the Closing Date by Purchaser under the provisions of Section 1.8(d)(ii), 1.8(d)(iii) or 1.8(d)(iv) of this Agreement.

The Escrow Agent by executing this Agreement is agreeing to be bound only to the provisions of this Agreement relating to the Deposit. The Escrow Agent will disburse the Deposit to the parties only upon receipt of joint written instructions from Purchaser and Sellers. In the event of a dispute between Sellers and Purchaser concerning the Deposit, the Escrow Agent shall hold the Deposit until ordered by a court having jurisdiction to pay the Deposit to Sellers, Purchaser or into the court.

      Section 1.4 Description of Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, as hereinabove defined, the Companies shall and MSI shall cause the Companies to grant, convey, sell, transfer and assign to Purchaser all assets of the Company set forth in this Section 1.4 which assets are the following (the "Assets"):

     (a) The Real Property, as defined in Appendix A of this Agreement;

     (b) All equipment, computers, software, printers, vending machines, machinery and parts, vehicles, tools, hoses, brushes, communication equipment, sprinklers, and security equipment and similar items in and at the Locations (collectively, the "Equipment"), the Equipment in the car wash tunnels of the Locations is listed on Schedule 1.4(c);

     (c) All  contractual  rights and  obligations  of the  Company as tenant or
landlord,   as   applicable,   as  listed  on  Schedule   1.4(c)   ("Contractual
Obligations");

     (d) All permits, licenses, franchises, consents and other approvals from governments, governmental agencies (federal, state and local) ("Permits") held by the Company relating to, used in or required for the operation of the Car Wash Business or any of the Assets, all of which are listed on Schedule 1.4(d), to the extent such Permits are assignable;

     (e) All office equipment, furnishings, sales and promotional materials, catalogues and advertising literature, and all pictures and photographs, construction and "as-built" drawings, plans and specifications, and finish plans in the possession or control of the Company, relating to the Locations and Car Wash Business;

     (f) All other personal property used by the Company to operate the Car Wash Business and present at the Locations, except for the personal property and intellectual property described in Section 1.5 below;

     (g) All original agreements and contracts and title documents relating to the items set forth in (a) through (f) above; and

     (h) All intellectual property used in connection with the Car Wash Business, including trademarks, trade names, copyrights, the website domain name of Eager Beaver Car Wash, all rights in the name "Eager Beaver Car Wash," the logo of "lucky the beaver" and other intellectual property (collectively, the "Intellectual Property").

      At Closing, Sellers shall convey to Purchaser good and marketable title to the Assets identified above free and clear of all liens, security interests, claims, all amounts owed or accrued as of the Closing, except for the Assumed Liabilities, as defined in this Agreement and the Permitted Exceptions, as defined in this Agreement.

      At Closing, Sellers shall convey to Purchaser good and marketable title to the Real Property , free and clear of any mortgages, collateral assignments, security interests, liens, claims, charges or encumbrances ("Liens") without exception, other than the Permitted Exceptions.

      Section 1.5  Excluded Assets and Intellectual Property.

      (a) The parties agree that the Assets being sold do not include accounts receivables, cash, or any item of inventory, including without limitation, lobby merchandise, chemicals used in the Car Wash Business, greeting cards, uniforms, towels and printed material.

      (b) Effective as of the Closing, subject to the terms below, the Company is granted a nonexclusive, nontransferable, irrevocable license to use the name "Eager Beaver Car Wash" solely in connection with its car washes located at 6310 14th Street, West Bradenton, Florida and 1555 N. Washington Blvd., Sarasota, Florida (the "Additional Locations") under the provisions of the License of Intellectual Property, attached hereto in the form of Exhibit 1.5(b). The license granted as set forth in the License of Intellectual Property shall automatically terminate upon the transfer by Sellers of all or substantially all of the stock of the Company or as to an Additional Location when and if the assets of the Additional Location is sold by the Company to a third party. Sellers further agree that they shall not sublicense the Intellectual Property or permit any third parties to use the Intellectual Property.

      (c) The original financial books and records of the Company, insurance polices, insurance reserves and all utility and other deposits relating to the Car Wash Business are not part of the Assets and shall remain the property of Sellers. Copies of the financial books and records of the Car Wash Business will be made available by the Sellers, to Purchaser both before and after Closing, for examination, inspection and copying.

      Section 1.6 Assumed Liabilities. Purchaser agrees to assume all rights and obligations arising after the Closing Date under the Contractual Obligations as defined in this Agreement relating to the Locations ("Assumed Liabilities"). For purposes of this Agreement, "Assumed Liabilities" shall also be deemed to include liabilities arising after the Closing as a result of violations of Applicable Laws governing the environment, land use, zoning and safety in the workplace (e.g. OSHA) at the Locations that were in existence prior to Closing but were not known to the Sellers. Notwithstanding anything in this Agreement to the contrary, the Purchaser may seek indemnification under the provisions of
Article IX for the violation of any representation, warranty or covenant of Sellers under this Agreement regarding the Contractual Obligations or violations of Applicable Laws.

      Section 1.7 Non-Assumption of Liabilities. Purchaser shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for, or incur any liability or obligation of any nature of the Sellers, except for the Assumed Liabilities described under Section 1.6 hereof. By way of illustration, Purchaser shall not assume, become responsible for, or incur any liability for whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, arising out of or relating to: (a) the operation of the Company or the Car Washes Business or the Assets prior to Closing; (b) violation of the requirements of any governmental authority or of the rights of any third person, relating to the reporting and payment of federal, state, or other income Tax Liabilities of Sellers; (c) any severance pay, bonuses, sick pay, accrued vacation pay obligation or other benefits, or any other claims or potential claims that have been or could be brought or alleged by any of the Sellers' employees for periods prior to the Closing Date; (d) or any obligations under any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained or sponsored by Sellers or to which any of the Sellers contributes or any contributions, benefits or liabilities therefore or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by the Sellers; (e) the debts of the Sellers; (f) any violation by the Sellers of any federal, state or local antitrust, racketeering or trade practice law; (g) liabilities of the Company under the agreements and contracts listed in Schedule 1.7(f); (h) liabilities or obligations of the Sellers for brokerage or other commissions relative to this Agreement or the transactions contemplated hereunder; and (i) any and all liability and obligation for commissions and bonuses listed on Schedule 3.12.

      Section 1.8  Time For Closing; Damages; and Termination.

            (a) Following execution of this Agreement, subject to the terms and conditions hereof, Purchaser and Sellers shall be obligated to conclude the Closing by the Closing Date, time being of the essence. Neither the Sellers nor Purchaser shall be deemed in default hereunder by reason of any failure of a condition precedent to the obligations of either Sellers or Purchaser hereunder where such failure has occurred for reasons beyond the control of the party unable to satisfy the condition precedent to the other party's obligations under this Agreement.

            (b) If the failure to conclude this transaction is due to the refusal and failure of Sellers to perform their obligations under this Agreement, Purchaser may elect to either (i) seek to enforce this Agreement with an action of specific performance, or alternatively, (ii) may terminate this Agreement, receive a return of the Deposit and interest thereon and bring a legal action for breach of contract against Sellers with a maximum recovery of Five Hundred Thousand ($500,000) as liquidated damages. The parties acknowledge that the Purchaser's actual damages in the event of a default by Sellers are difficult to ascertain and that Five Hundred Thousand ($500,000) Dollars is a fair approximation of the damages Purchaser is expected to suffer.

            (c) If the failure to conclude this transaction is due to the refusal and failure of Purchaser to perform its obligations under this Agreement, Sellers shall be paid the Deposit and interest thereon, as sole and liquidated damages. The parties acknowledge that the Sellers actual damages in the event of a default by Purchaser are difficult to ascertain and that the Deposit and interest is a fair approximation of the damages Sellers are expected to suffer.

            (d) This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

                  (i) by mutual written agreement of Purchaser and MSI;

                  (ii) by MSI, or by Purchaser in the event Purchaser or the Sellers, as applicable, makes a misrepresentation under this Agreement or breaches a covenant or agreement under this Agreement, and fails to cure such misrepresentation or breach within ten (10) Business Days from the date of written notice of the existence of such misrepresentation or breach;

                  (iii) by MSI or Purchaser, if the Closing does not occur by the Closing Date or such other date as may be agreed to by the parties hereto in writing, due to the non-fulfillment of a condition precedent to such party's obligation to close as set forth at Article VII or VIII hereof, as applicable (through no fault or breach by the terminating party); or

                  (iv) by Purchaser, if the provisions of Section 2.5(a), 2.5(b) or 2.5(c) or 9.8 of this Agreement give Purchaser the election to terminate the Agreement under this Section 1.8(d)(iv).

      All terminations shall be exercised by sending the other parties a written notice of the termination. In the event this Agreement is terminated as provided herein, this Agreement shall become void and be of no further force and effect, the Deposit shall be paid as set forth in Section 1.3(c), and no party hereto shall have any further liability to any other party hereto, except that Section 1.3(c), this Section 1.8, Article IX, Section 10.1, and Section 10.2 shall survive and continue in full force and effect, notwithstanding termination. The termination of this Agreement shall not limit, waive or prejudice the remedies available to the parties, at law or in equity, for a breach of this Agreement, except as limited by this Agreement.

      Section 1.9  Deliveries by Purchaser.

      (a) At the Closing, Purchaser shall deliver, all duly and properly executed (where applicable):

            (i) The Purchase Price in United States currency by wire transfer to MSI as set forth in Section 1.3(a);

            (ii) A copy of the resolutions of the Board of Directors of the Purchaser authorizing the execution and delivery of this Agreement and each other agreement to be executed and delivered in connection herewith on the Closing Date (the resolutions and agreements to be executed in connection herewith by Sellers and/or Purchaser are referred to in this Agreement collectively, as the "Collateral Documents") and the consummation of the transactions contemplated herein;

            (iii) the License of Intellectual Property;

            (iv) Other documents and instruments required by this Agreement or reasonably requested by Sellers, if any; and

            (v) An Assignment and Assumption Agreement in the form attached hereto as Exhibit 1.9(a)(v) ("Assignment Agreement").

      Section 1.10  Deliveries by Sellers.

      (a) At the Closing, each of the Sellers shall deliver, all duly and properly executed (where applicable):

            (i) A Bill of Sale for the Assets related to the Locations owned by each Sellers to be conveyed and assigned, in the form attached as Exhibit 1.10(a)(i);

            (ii) A certified copy of resolutions of the directors of the Sellers authorizing the execution and delivery of this Agreement and each of the Collateral Documents to be executed in connection herewith by Sellers or either of them;

            (iii) The Certificate described at Section 7.1, executed by a corporate officer of MSI;

            (iv) Special Warranty Deeds, conveying to Purchaser each parcel of the Real Property, subject only to the Permitted Exceptions (as defined below), in the form attached as Exhibit 1.10(a)(iv);

            (v) Physical possession of all Assets, and the Real Property;

            (vi) The Assignment Agreement;

            (vii) Customary real property title documentation, including, without limitation, mechanics' lien affidavits;

            (viii) Satisfactory evidence of release of any liens on the Assets;

            (ix) Affidavits of non-foreign status of Sellers that complies with
Section 1445 of the Internal Revenue Code;

            (x) the License of Intellectual Property; and

            (xi) Other documents and instruments required by this Agreement or reasonably requested by Purchaser, if any.

      Section 1.11 Transfer Tax and Pro-Rations.

      (a) Sellers and Purchaser shall each bear or pay sales, transfer taxes and fees imposed on the conveyance of the Assets by all governments, state, local and federal in accordance with the provisions of Section 5.1 and 6.1.

      (b) INTENTIONALLY OMITTED.

      (c) The charges for the current year's real estate Taxes due with respect to the Real Property, shall be prorated between the Company and the Purchaser based on the Closing Date, with the Companies paying all such Taxes due prior to the Closing Date and the Purchaser paying all such Taxes due on and after the Closing Date.

      (d) The charges for water, electricity, sewer rental, gas, telephone, all other utilities pertaining to the Locations, and the Contractual Obligations shall be prorated between the Company and the Purchaser based on the Closing Date, with the Company paying all such charges due or accrued prior to the Closing Date and the Purchaser paying all such Taxes due or accrued on and after the Closing Date.

      Section 1.12 Deferred Revenue. Purchaser agrees to honor all car wash passes, pre-paid car wash coupon books, annual and summer passes, gift certificates and pre-paid gift cards issued by the Company with respect to the Car Wash Business (collectively, "Wash Passes"). At the Closing, Purchaser shall receive a credit against the Purchase Price in the amount of 1/2 of the deferred revenue for the Wash Passes of the Company on the books and records of the Company as of the day preceding the day of Closing ("Wash Pass Credit"). In the event that one-half of the actual amount of Wash Passes honored by Purchaser in the one year following the Closing exceeds the sum of the Wash Pass Credit plus $30,000, then, within 15 days of receipt of notice from Purchaser setting forth such difference, Sellers shall remit to Purchaser the amount of such difference in cash. Purchaser shall provide Sellers with reasonable proof of the amount Wash Passes honored by Purchaser during the twelve month period following Closing. Purchaser may not make a claim for payment under this Section 1.12 before 10 days after the one year anniversary of the Closing or after 60 days after the one year anniversary of the Closing.

      Section 1.13 1031 Exchange. To facilitate a like-kind exchange under
Section 1031 of the Code, Purchaser may assign its rights under this Agreement (in whole or in part) to a "qualified intermediary" under section 1.1031(k)-1(g)(4) of the treasury regulations (but such assignment shall not relieve Purchaser of any of its obligations under this Agreement) and any such qualified intermediary may re-assign to Purchaser. If Purchaser gives notice of such assignment, Sellers shall provide Purchaser with a written acknowledgment of such notice prior to Closing and agree to transfer the Assets to or on behalf of the qualified intermediary at Closing. Sellers further acknowledge and agree that Purchaser may transfer the Assets acquired hereunder (in whole or in part) to a qualified intermediary following the Closing.

                                   ARTICLE II
                       Title and Environmental Inspection

      Section 2.1 Real Property. The Company owns the Real Property. Sellers shall convey to Purchaser at Closing good and marketable title to the Real Property, free and clear of any mortgages, collateral assignments, security interests, liens, claims, charges or encumbrances without exception, other than utility easements and other covenant restrictions set forth on Schedule 2.1 to this Agreement, none of which impede the use of any of the Locations as a car wash consistent with the manner in which the Car Wash Business is currently operated or adversely affects the marketability of the title to any of the Locations ("Permitted Exceptions").

      Section 2.2 Owner's Title Policy. MSI has prior to the execution of this Agreement delivered to Purchaser the Current Title Policies for the Real Property. MSI and Purchaser shall order new title commitments ("Title Commitments") for the Real Property from Chicago Title Insurance Company (the "Title Insurer") as soon as practicable after the date of this Agreement. MSI shall pay the premium of a standard coverage owner's title insurance policy for the Real Property. The Title Commitments shall be dated after the date of this Agreement with respect to each parcel of the Real Property, and shall be a commitment of the Title Insurer to issue with respect to each parcel of the Real Property a standard coverage ALTA owners policy of title insurance ("Title Policy"). If the jurisdiction offers an extended coverage ALTA owner's policy and a standard owners policy, and Purchaser wishes an extended coverage policy, Purchaser shall solely pay the additional charge for the extended coverage. The Title Policy when issued shall insure title to the Real Property covered by the Title Policy to be in fee simple subject only to the Permitted Exceptions, as defined above. MSI and Purchaser shall cause the Title Insurer to deliver to MSI and Purchaser along with the Title Commitments copies of all documents noted as exceptions in each of the Title Commitments. Following the date hereof, Sellers shall not create or consent to the creation of, or permit to exist, any Lien or other matter affecting title to any of the Real Property, without Purchaser's prior written consent.

      Section 2.3 Survey. MSI has furnished to Purchaser all of the Current Surveys. Purchaser, at its election, or as Purchaser's lenders may require, may have updates or new surveys made at its expense ("Updated Surveys"). Within five days after the execution of this Agreement, Purchaser will order the Updated Surveys it requires and will notify Sellers in writing of the Locations for which Updated Surveys have been ordered. Sellers will use commercially reasonable efforts to cooperate and aid Purchaser's surveyor in preparing the Updated Surveys commissioned by Purchaser. Purchaser shall use commercially reasonable efforts to obtain the commissioned Updated Surveys as soon as possible.

      Section 2.4 Environmental Reports. MSI has furnished to Purchaser all of the Phase 1 Environmental Reports relating to the Locations that it has obtained or that are in its possession. Purchaser, at its election, may have new or additional Phase 1 Environmental Reports made for the Locations at its expense ("Updated Phase 1 Reports"). Within five days after the execution of this Agreement, Purchaser will order the Updated Phase 1 Reports it requires and will notify Sellers in writing of the Locations for which Updated Phase 1 Reports have been ordered. Sellers will use commercially reasonable efforts to cooperate and aid Purchaser's environmental consultant in preparing the Updated Phase 1 Reports commissioned by Purchaser. Purchaser shall use commercially reasonable efforts to obtain the commissioned Updated Phase 1 Reports as soon as possible. Purchaser will furnish MSI with copies of each Updated Phase 1 Report obtained by it for the Locations within five days after Purchaser receives each Updated Phase 1 Report.

      Section 2.5 Inspections.

      (a) Purchaser shall have the right to examine the title to each of the Locations. If during the Title Inspection Period, as hereafter defined, Purchaser determines that the Location's title is subject to exceptions or objections to title that do not come within the definition of Permitted Exceptions, as set forth in Section 2.1 above, Purchaser shall have until the end of the Title Inspection Period to notify MSI in writing specifying such defects that in Purchaser's opinion are not Permitted Exceptions. MSI shall have ten (10) days from receipt of written notice from Purchaser within which to remove said defects, or agree to have them removed by Closing, or notify Purchaser that MSI will not remove said defects. If MSI notifies Purchaser that it will not remove said defects or MSI is unsuccessful in removing the defects by Closing, Purchaser shall have the option of either: (i) accepting the title to the Location in its then existing condition; or (ii) terminating this Agreement. All exceptions to title or the surveys to which Purchaser does not object during the Title Examination Period, or if objected to by Purchaser, are cured by MSI or are subsequently waived by Purchaser shall be deemed to be within the definition of Permitted Exceptions, as set forth in Section 2.1. The Title Inspection Period as to each Location shall be ten days after the date that Purchaser receives with respect to the Location, the last to be received of
(i) the New Title Commitment for the Location along with the documents noted as exceptions in the New Title Commitment and (ii) the Updated Survey for the Location, provided an Undated Survey was commissioned by Purchaser within the time required by Section 2.4 of this Agreement. The Title Examination Period for a Location shall be extended for an additional five (5) business day period with respect to any supplements or updates to any New Title Commitment or Updated Survey received by Purchaser prior to the Closing Date but Purchaser may only object to facts first revealed by the supplement or update.

      (b) Purchaser shall have the right to examine the environmental compliance condition of each of the Locations and to engage an environmental consultant at its expense to prepare Phase I or Phase II environmental reports (including Phase I or Phase II reports) on the Locations, and Sellers shall cooperate with Purchaser in connection therewith. Notwithstanding the foregoing, Sellers agree to pay one-half of the costs of the Phase II or other additional environmental reports or testing with respect to the Venice, Florida Location. If during the Environmental Inspection Period, as hereafter defined, Purchaser determines that the Location's environmental condition requires remediation of soil or ground water at a cost in excess of Five Thousand ($5,000) Dollars, Purchaser shall have until the end of the Environmental Inspection Period to notify MSI in writing specifying such defects that in Purchaser's opinion require remediation in excess of Five Thousand ($5,000) Dollars. MSI shall have ten (10) days from receipt of written notice from Purchaser within which to cure said defects or agree pay to have them cured, and if MSI does not cure or pay to have said defects cured, Purchaser shall have the option of either: (i) accepting the title to the Location in its then existing environmental condition; or (ii) terminating this Agreement. The Environmental Inspection Period as to each Location shall be fifteen days after the later of (i) the date that Purchaser receives with respect to the Location a written final Updated Phase 1 Report for the Location, provided an Updated Phase 1 Report was commissioned by Purchaser within the time required by Section 2.5 of this Agreement or (ii) the date that Purchaser receives with respect to the Location a written final Phase II environment report or the final written results of any additional testing determined by Purchaser to be advisable, provided such Phase II or additional testing was commissioned by Purchaser no later than fifteen days after receipt of the Updated Phase I Report with respect to a particular Location; provided that unless otherwise agreed by the parties, in no event will the Environmental Inspection Period extend for more than 60 days past the date of this Agreement. The parties acknowledge that Purchaser has given notice to Sellers of the existence of an environmental condition at the Venice, Florida Location, and if the parties do not reach satisfactory resolution of the issue, Purchaser shall have the right to either: (i) accept the title to the Location in its then existing environmental condition; or (ii) terminate this Agreement.

      (c) From the date of this Agreement to midnight on the 30th day after the date of this Agreement, Purchaser may terminate this Agreement, if Purchaser is not reasonably satisfied with the results of its engineering diligence on the buildings located on the Real Property, provided that the physical condition of the roofs of the Locations at 2330 S. Cleveland Ave., Fort Myers, Florida and 201 South Beneva Road, Sarasota, Florida shall not be a basis for Purchaser to terminate this Agreement. From the date of this Agreement to midnight on the 21st day after the date of this Agreement, Purchaser may terminate this Agreement if Purchaser has a reasonable, good faith belief that any of the Permitted Exceptions listed on Schedule 2.1 negatively impacts the operation of a car wash at any of the Locations consistent with the manner in which the Car Wash Business is currently operated.

                                   ARTICLE III
                  Representations and Warranties of Sellers

      Whenever the phrase "to Sellers' knowledge" or any equivalent phrase is used in this Agreement, the phrase shall mean the actual knowledge of any corporate officer of MSI or Patrick Leonard, the director of car wash operations of the Company. With knowledge that Purchaser is relying upon the representations, warranties and covenants herein contained, Sellers represent and warrant to Purchaser and make the following covenants for Purchaser's benefit, at and as of the date hereof and the date of Closing.

      Section 3.1 Organization and Good Standing. Each of the Sellers is duly organized, legally existing and in good standing under the laws of the state of their organization, with full power and authority to own its properties and conduct its business as now being conducted, and has been duly admitted and is in good standing under the laws of each state in which it owns property or operates a business.

      Section 3.2 Authorization; Ownership. The Sellers have by proper proceedings duly authorized the execution, delivery and performance of this Agreement and each of the Collateral Documents to be entered into by Sellers and no other action is required by law or the certificate of incorporation, or by-laws of any Sellers. This Agreement and the consummation of the transactions contemplated hereby are valid and binding obligations of Sellers enforceable against each Sellers in accordance with its terms; provided that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors, and (ii) enforcement may be subject to general principles of equity, and the availability of remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding for such remedies may be brought. The Sellers own each of the Assets.

      Section 3.3 Contracts, Permits and Material Documents. The Sellers have delivered to Purchaser true and correct copies of all of the following ("Material Documents") with respect to the Car Wash Business and the Assets: (i) leases under which any of portion of the Real Property is leased to third parties, (ii) the Contractual Obligations being assumed by Purchaser at Closing,
(iii) Phase 1 environmental reports for the Locations in the possession of Sellers, and (iii) with respect to any oral contract, a summary of the principal terms thereof as appearing on Schedule 3.3 to this Agreement. Each Material Document is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of the Sellers (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity). Sellers are not in breach or default of any material terms or conditions of the Material Documents, or to Sellers' knowledge is any third party in breach or default of any material terms or conditions of any Material Document. The Company is not a party to, and the Company's property is not bound by, any agreement or instrument which is material to the continued conduct of the Car Wash Business of the Company, as now being conducted, except (i) for the Material Documents, (ii) for debt which will be paid by the Company at the Closing and (iii) as listed in Exhibit 3.3. Sellers and Purchaser agree to take all commercially reasonable action before the Closing applicable to each of the Material Documents to obtain any consents or approvals required so that each such Material Document may be assigned to Purchaser at the applicable Closing as contemplated under this Agreement, excepting those Material Documents which are not to be assigned as set forth with an asterisk on Schedule 1.4(c).

      Section 3.4 Personal Property; Title to Assets. The Company has good and marketable title to all the Assets, and at Closing the Assets will be free and clear of all Liens. All items of personal property at the Locations and used in the Car Wash Business, except for the Excluded Assets used in the Car Wash Business, are included among the Assets described in Section 1.4 hereof and will be transferred to Purchaser at Closing free and clear of all Liens. All items of personal property and all buildings and structures owned by the Sellers are being transferred "as is" with no warranty as to condition or suitability of the Assets for the current use of the Assets.

      Section 3.5  Real Property.

      (a) The Company has good, marketable and insurable title to the Real Property, except for the Permitted Exceptions and debt that the Company will fully pay at the Closing.

      (b) To Sellers' knowledge, except as set forth in Schedule 3.5(b) attached hereto and incorporated herein, the Real Property is currently licensed, permitted and authorized for the operation of the Car Wash Business conducted on it under all applicable federal, state and local statutes, laws, rules, regulations, orders, permits (including, without limitation, zoning restrictions, land use requirements and environmental laws) (collectively, the "Applicable Laws"). Except as set forth in Schedule 3.5(b) or Schedule 3.5(d) or 3.5(e), Sellers have not received any written notice of the material violation of any Applicable Laws with respect to the Real Property which has not been satisfied or resolved. To Sellers' knowledge except as set forth on Schedule 3.5(d) or 3.5(e), no claims have been threatened by any governmental agency regarding any existing, pending or threatened investigation, inquiry, enforcement action or litigation related to alleged violations under any applicable environmental laws, or regarding any claims for remedial obligations, response costs or contribution under any applicable environmental laws, or regarding any claims for remedial obligations, response costs or contribution under any applicable environmental laws.

      (c) The Sellers shall make available upon Purchaser's reasonable request all engineering, geologic and other similar reports, documentation and maps relating to the Real Property in the possession or control of the Sellers their consultants or employed professional firms.

      (d) Except as set forth in Schedule 3.5(d) attached hereto and incorporated herein by reference, neither Sellers nor the Real Property is currently involved in any litigation or administrative proceeding seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws relating to the environment.

      (e) To Sellers' knowledge, no polluting, toxic or hazardous substances were improperly used, generated, treated, stored, or disposed of at the Locations. Except as listed in Schedule 3.5(e) no notification of release of a "hazardous substance", "hazardous waste", pollutant or contaminant regulated under the Clean Air Act, 42 U.S.C. 7401 et seq.; the Clean Water Act, 33 U.S.C. 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. 1401 et seq., the National Environmental Policy Act, 42 U.S.C. 4321 et seq.; the Noise Control Act, 42 U.S.C. 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. 651 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. 300f et seq.; the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, and the Emergency Planning, and Community Right-to-Know Act; the Toxic Substance Control Act, 15 U.S.C. 2601 et seq.; and the Atomic Energy Act, 42 U.S.C. 2011 et seq.; all as may be amended, with implementing regulations and guidelines, or any state or local environmental law, regulation or ordinance, has been received by the Sellers. Except as listed in Schedule 3.5(e), the Real Property is not listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or on any state list of hazardous substance sites requiring investigation or clean-up.

      (f) To Sellers' knowledge, there are no levied special assessments affecting all or any part of the Real Property owed to any governmental entity.

      (g) There are no proceedings or amendments pending, or to Sellers' knowledge threatened by any third party, which is reasonably likely to result in a change in the allowable uses of the Real Property, except as set forth in
Schedule 3.5(g) attached hereto and incorporated herein by reference.

      Section 3.6 Financial Statements. True and correct copies of the operating records of the Car Wash Businesses for the twelve months ended December 31, 2005 and December 31, 2006, and the six months ended June 30, 2007 ("Historical Financial Records") have been provided to Purchaser. The Historical Financial Records supplied to Purchaser were prepared in accordance with generally accepted accounting principles and fairly represent in all material respects the operation of the Car Wash Business for the periods stated in the Historical Financial Records.

      Section 3.7 Changes. From December 31, 2006 to the date of this Agreement's execution, the Sellers have conducted the Car Wash Business in the Ordinary Course of the Business and there have not been:

     (a) any sale, lease, transfer or assignment of assets of the Car Wash Business other than in the Ordinary Course of the Business;

     (b) any entry into or amendment, modification or waiver of any material terms of any contract or permit involving or likely to involve payment in excess of $20,000 individually or $40,000 in the aggregate;

     (c) any default under, or violation or acceleration of any contract or permit, or any termination, modification or cancellation of, any contract or permit other than in the Ordinary Course of the Business;

     (d) any creation or imposition of any encumbrance upon any of the assets or properties of the Car Wash Businesses;

     (e) any capital expenditure (or series of related capital expenditures) relating to the Car Wash Businesses involving more than $25,000 individually other than in the Ordinary Course of the Business;

     (f) any material increase in prompt payment or pre-payment rebates, most favored pricing or other price protections or similar programs, or other material change in the sales, pricing, cash management, billing, payment, collection, cancellation or Wash Coupon policies or practices of the Car Wash Business;

     (g) any material delay or postponement of accounts payable or any other liabilities of the Car Wash Business outside of the Ordinary Course of Business;

     (h) any grant of any license or sublicense of any material rights or material modification of any rights under or with respect to, or settlement regarding any infringement, misappropriation or alleged infringement or misappropriation of rights in any of the Intellectual Property of the Car Wash Business outside of the Ordinary Course of the Business;

     (i) any cancellation, compromise, waiver or release of any right or claim (or series of rights and claims) in excess of $5,000 in the aggregate or any affirmative act by the Companies to accelerate claims, outside of the Ordinary Course of the Business;

     (j) any entry into or termination of employment contracts or collective bargaining agreements written or oral, to the extent relating to the Car Wash Business, or material modifications of the terms of any existing employment contract or collective bargaining agreement relating to the Car Wash Business; or

     (k) any commitment with respect to any of the foregoing.

      Section 3.8 Legal Authority and Compliance. The Sellers have the right, power, legal capacity and authority to enter into, and perform their respective obligations under this Agreement, and, except as set forth in Schedule 3.8, no approvals or consents of any other persons or entities are necessary in connection with the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of the Sellers. The execution and performance of this Agreement will not result in a material breach of or constitute a material default or result in the loss of any material right or benefit under:

      (a) Any charter, by-law, agreement or other document to which the Sellers are a party or by which the Sellers or any of their properties are bound; or

      (b) Any decree, order or rule of any court or governmental authority which is binding on the Sellers on any property of the Sellers.

      To the knowledge of Sellers, except as set forth in the Schedules set forth in Disclosure Binder, Sellers have complied in all material respects with all Applicable Laws with respect to the operation of the Car Wash Business.

      Section 3.9 Transaction Intermediaries. No agent or broker or other person acting pursuant to the authority of any Sellers is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

      Section 3.10 Disclosure. The representations and warranties of the Sellers contained in this Article III or in any Exhibit or Schedule or other document delivered by the Sellers pursuant hereto, do not contain any untrue statement of a material fact, or omit any statement of a material fact necessary to make the statements contained not misleading. If, prior to Closing, the Sellers become aware of any factual change, inaccuracy, misrepresentation or omission in any of the Schedules, they shall immediately advise Purchaser in writing of the factual change inaccuracy, misrepresentation or omission and Sellers shall have the right, subject to the provisions of Section 10.14, to update the Disclosure Binder accordingly, it being understood that such updated disclosure shall not have the effect of curing the breach of any representation and warranty and Purchaser shall be entitled to terminate this Agreement under Section 1.8(d)(ii) but will not be entitled to indemnification therefore following the Closing under Article IX hereof.

      Section 3.11 Litigation. All material pending or, to Sellers' knowledge, material threatened litigation, administrative or judicial proceedings or investigations by any governmental agency or officials involving the Company, the Real Property, or the Assets that could have a Material Adverse Effect, together with a description of each such proceeding, is set forth on Schedule
3.11 attached.

      Section 3.12 Employees. Within five (5) days after the date of this Agreement, the Company shall supply the Purchaser a true and correct list of their employees and independent contractors as appearing from their records for the most recent date the information can be printed from a computer file. The list shall contain the information kept by the Company in their computer records. After the date of this Agreement, Purchaser may inspect the employment files of the Companies' employees and files of independent contractors. There are no written employment agreements which will affect the Purchaser after the Closing Date other than as listed on Schedule 3.12. Further, other than as listed on Schedule 3.12, there are no employment cases or administrative proceedings currently pending against the Company, or to Sellers' knowledge, threatened, with respect to any employees. Except as set forth in the employment records of the Company which have been made available to Purchaser for inspection, none of such employees are on maternity leave or absent on grounds of disability or other long term leave of absence or have given notice to terminate their employment. All Persons with whom the Company have engaged as independent contractors are properly classified as independent contractors for Tax purposes. The Company is not subject to any collective bargaining agreement. No unresolved unfair labor practice charge has been brought against the Company with respect to the operation of the Car Wash Business, and there has been no work stoppage or strike by their employees. The Companies have complied in all material respects with all applicable laws relating to the employment of labor, including, without limitation, those relating to wages, hours and collective bargaining. No audits, investigative or other administrative proceedings or court proceedings are presently pending or, to Sellers' knowledge, threatened, with regard to any obligation of the Company as an employer.

      Section 3.13 Employee Benefits Matters. Schedule 3.13 lists each Employee Benefit Plan that Sellers maintains or to which Sellers contributes. With respect thereto, (i) each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code; and (ii) no action or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending.

      Section 3.14 Insurance. Sellers has made available to Purchaser for examination true and complete copies of all liability, property, workers' compensation and other insurance policies currently in effect that insure the Car Wash Businesses, or the Assets. Each such insurance policy is valid and binding and in full force and effect, all premiums currently due thereunder have been paid and the Company has not received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The Sellers have no knowledge of any notice or request from any insurance company requesting the performance of any work or alteration with respect to the Assets. The Sellers have not received notice from any insurance company concerning, nor are there, to Sellers' knowledge, any defects or inadequacies in the Assets, which, if not corrected, would result in the termination of insurance coverage or increase its cost.

      Section 3.15 Tax Returns; Taxes. The Company has filed, will timely file or has filed for extension requests for all federal, state and local Tax Returns and Tax reports required by such authorities to be filed by the Company pertaining to the Car Wash Business. The Company has paid all Taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any federal, state or local authority. There is no pending Tax examination or audit of, nor any, suit, or claim asserted or, to Sellers' knowledge, threatened against the Company by any federal, state or local authority pertaining to the Car Wash Business; and the Company has not been granted any extension of the limitation period applicable to any Tax claims.

      Section 3.16 Intellectual Property. Schedule 3.16 contains a description of the material Intellectual Property included in the Assets. (i) To Sellers' knowledge, Sellers' conduct of the Car Wash Business does not infringe upon or misappropriate any third party rights, (ii) to Sellers' knowledge, none of the Intellectual Property is being infringed or misappropriated by any third party,
(iii) the Intellectual Property is not the subject of any pending or, to Sellers' knowledge, threatened legal proceedings claiming infringement, unauthorized use or violation by Sellers, and (iv) Sellers have not received any written notice that its use of the Intellectual Property at any Location is unauthorized or violates or infringes upon the rights of any other person or challenging the ownership, use, validity or enforceability of any Intellectual Property. Except as set forth on Schedule 3.16, to Sellers' knowledge, the Company owns or has the right to use the Intellectual Property free and clear of Liens. Sellers have made the filings and registrations listed on Schedule 3.16, if any, with respect to the Intellectual Property listed thereon.

      Section 3.17 No Undisclosed Liabilities. There are no liabilities or obligations of Sellers that will be binding upon Purchaser after the Closing other than the Assumed Liabilities.

                                   ARTICLE IV
                 Representations and Warranties of Purchaser

      With knowledge that Sellers are relying upon the representations, warranties and covenants herein contained, the Purchaser represents and warrants to Sellers and makes the following covenants for the Sellers' benefit, at and as of the date hereof and the date of Closing.

      Section 4.1 Organization and Good Standing. The Purchaser is duly organized and legally existing in good standing under the laws of the state of Delaware.

      Section 4.2 Authorization to Proceed with this Agreement. Purchaser has by proper corporate proceedings duly authorized the execution, delivery and performance of this Agreement and each other agreement contemplated to be entered into and no other corporate action is required by law or the Articles of Organization or by-laws of Purchaser. Purchaser has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and neither the execution nor performance of this Agreement will result in a material breach of or constitute a material default or result in the loss of any material right or benefit under:

      (a) Any charter, by-law, agreement or other document to which Purchaser is a party or by which Purchaser or any of its property is bound; or

      (b) Any decree, order or rule of any court or governmental authority which is binding on Purchaser or on any property of the Purchaser.

      Section 4.3 Absence of Intermediaries. No agent, broker, or other person acting pursuant to Purchaser's authority will be entitled to make any claim against the Sellers for any commission or finder's fee in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V
                        Additional Agreements of Sellers

      The parties hereto covenant and agree with the other, as applicable, as follows:

      Section 5.1 Payment of Expenses. Sellers will pay all expenses (including legal fees) incurred by them in connection with the negotiation, execution and performance of this Agreement. MSI, in addition to its other expenses, shall pay at Closing all premiums for a standard Title Policy on the Real Estate The parties agree that all transfer taxes, excise fees, documentary stamps and recording fees associated with the transfer and conveyance of the Real Property and the Assets, and all closing, escrow and other fees charged by the Escrow Agent will be apportioned between the parties based upon the local custom and practice in the respective counties in which the Real Property and Assets are located.

      Section 5.2 Access to Records. The Sellers will give Purchaser and its representatives, from the date hereof until eighteen (18) months after the Closing Date, full access during normal business hours upon reasonable notice, to all of the properties, books, contracts, customer lists, documents and records of the Sellers that pertain to the Real Property, the Assets or the Car Wash Business, and to make available to Purchaser and its representatives, experts and advisers all additional financial information of and with respect to the Car Wash Business, Real Property or the Assets that Purchaser may reasonably request. Purchaser and its representatives shall have the right to copy any information or documentation the Purchaser is entitled to inspect under this
Section 5.2. In the event that this transaction is not consummated for any reason, all documents and due diligence materials provided to Purchaser by Sellers shall be returned to MSI, and all documents and due diligence materials provided to Sellers by Purchaser shall be returned to Purchaser.

      Section 5.3 Continuation of Business. The Sellers will operate the Car Wash Business until the Closing in the Ordinary Course of the Business, and will not take any of the actions listed in Section 3.7, so as to preserve its value intact, and to preserve for Purchaser the relationships of the Company with suppliers, customers, and others.

      Section 5.4 Continuation of Insurance. The Company shall keep in existence all policies of insurance insuring the Real Property, and the Assets and the operation thereof against liability and property damage, fire and other casualty through the Closing, consistent with the policies currently in effect.

      Section 5.5 Standstill Agreement. Until the Closing Date, unless and until this Agreement is earlier terminated pursuant to the provisions hereof, Sellers will not, directly or indirectly solicit offers for the Car Wash Business, Real Property, or the Assets.

      Section 5.6 Employment of Employees of the Businesses. The Sellers have provided Purchaser with information on the employees of the Car Wash Business (collectively, the "Employees"). Upon the request of Purchaser, the Companies shall provide an updated list of Employees to Purchaser. The Purchaser shall offer at will employment to the Employees beginning as of the Closing Date, on such terms and provisions as Purchaser determines at its sole discretion.

      Section 5.8 Regulatory and Other Authorizations; Notices and Consents.

      (a) Sellers and Purchaser shall cooperate with each other and use their respective commercially reasonable efforts to obtain all approvals, authorizations and consents required to be obtained to consummate the transaction set forth in this Agreement, including, without limitation, the approval of every regulatory agency of federal, state, or local government that may be required in the reasonable opinion of either Purchaser or Sellers. Further, if Purchaser in its reasonable discretion deems Sellers' assistance to be useful, and at Purchaser's request, Sellers will assist and cooperate with Purchaser (such assistance excludes hiring of third parties, the expenditure of money or the assumption of any obligations) to obtain any approvals, authorizations and consents required to be obtained to allow Purchaser to operate any of the car wash businesses (and other related revenue generating sources including petroleum sales, where applicable) in substantially the same manner as currently being operated by Sellers, including, without limitation, the approval of any regulatory agency of federal, state, or local government that are required.

      (b) Notwithstanding anything to the contrary set forth in this Agreement or in any ancillary agreements, nothing contained in this Agreement or in any of the Collateral Documents shall be construed as, or constitute, an attempt, agreement or other undertaking to transfer or assign to Purchaser any asset, property or right that would otherwise constitute an Asset, but that by its terms is not transferable or assignable to Purchaser pursuant to this Agreement without the consent, waiver, approval, authorization, qualification or other order of one or more third parties and such consent, waiver, approval, authorization, qualification or other order is not obtained prior to or subsequent to the Closing (each, a "Non-Transferable Asset").


      Section 5.9  No Solicitation or Negotiation.

      (a) From and after the execution and delivery of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, MSI shall not, nor will it authorize or permit any of its directors, officers or other employees, controlled Affiliates or any investment banker, attorney or other advisor, representative or agent retained by it to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission of a transaction (whether in the form of a merger, consolidation, asset sale or other form of transaction) for the acquisition of any Locations or the Car Wash Business (an "Acquisition Transaction") by any Person other than Purchaser, (ii) participate or engage in any discussions or negotiations with any such Person regarding an Acquisition Transaction, (iii) furnish to any such Person any information relating to the Companies or the Assets, or afford access to the business, properties, assets, books or records of the Companies to any such Person that has made or could reasonably be expected to make an Acquisition Transaction, or (iv) take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Transaction, (v) approve, endorse or recommend an Acquisition Transaction, or (vi) enter into any letter of intent or similar agreement contemplating or otherwise relating to an Acquisition Transaction.

                                   ARTICLE VI
                       Additional Agreements of Purchaser

      The parties hereto covenant and agree with the other, as applicable, as follows:

      Section 6.1 Payment of Expenses. Purchaser will pay all expenses (including legal fees) incurred by it in connection with the negotiation, execution and performance of this Agreement. Purchaser, in addition to its other expenses, shall pay (i) all of the additional premium required for an extended Title Policy, (ii) the costs of any survey updates or environmental reports prepared at Purchaser's request and (iii) the application fees for any governmental approvals required for Purchaser to operate the business following the Closing. The parties agree that all transfer taxes, excise fees, documentary stamps and recording fees associated with the transfer and conveyance of the Real Property and the Assets, and all closing, escrow and other fees charged by the Escrow Agent will be apportioned between the parties based upon the local custom and practice in the respective counties in which the Real Property and Assets are located.

      Section 6.2 Books and Records. From the Closing Date to eighteen months after the Closing Date, the Purchaser shall allow the Sellers and their professional advisers reasonable access upon prior notice to all business records and files of the Car Wash Business and Company pertaining to the operation of the Car Wash Business which were delivered by Sellers to the Purchaser in accordance with this Agreement ("Records"). Access to the Records shall be during normal working hours at the location where such Records are stored. The Sellers shall have the right, at their own expense, to make copies of any Records provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere unreasonably with the normal conduct of the Purchaser's business. For a period of eighteen months after the Closing Date, the Purchaser shall not dispose of or destroy any material Records without first providing written notice to the Sellers at least 30 days prior to the proposed date of such disposition or destruction.

      Section 6.3 Accounts Receivable of the Company. The Sellers has accounts receivables generated by the Car Wash Business prior to Closing ("Accounts Receivable"). Sellers have not conveyed the Accounts Receivable to Purchaser. Purchaser agrees that if it receives any payments on the Accounts Receivable, it shall promptly remit the payments to MSI. Purchaser further agrees, at the reasonable request of Sellers, to provide updated contact information on current customers of Purchaser who are also account debtors on the Accounts Receivable.

                                   ARTICLE VII
                      Conditions to Purchaser's Obligations

      Section 7.1 Conditions of Closing. The obligations of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the time of Closing of each of the following items which are conditions to Closing. Purchaser in its sole discretion may waive any of the following conditions by written notice to MSI of Purchaser's decision to waive such condition to the Closing, referring specifically to this Agreement and the condition being waived.

      (a) The Sellers shall have performed and complied in all material respects with all obligations and conditions required by this Agreement to be performed or complied with by Sellers prior to or at the Closing Date. All representations and warranties of Sellers contained in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes expressly permitted by this Agreement, and Purchaser shall have received a Certificate duly executed by an executive officer of MSI, on behalf of MSI, to the foregoing. Any failure of a representation and warranty to be true and correct in any material respect at and as of the Closing Date, shall be deemed a failure of this condition precedent.

      (b) There shall be no actual or threatened action by or before any court or governmental agency which seeks to restrain, prohibit or invalidate the transaction contemplated by this Agreement.

                                  ARTICLE VIII
                       Conditions to Sellers' Obligations

      Section 8.1 Conditions of Closing The obligations of the Sellers to transfer the Assets, and the Real Property in accordance with this Agreement shall be subject to the fulfillment at or prior to the time of Closing of each of the following conditions:

      (a) The Purchaser shall have performed and complied in all material respects with all obligations and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing Date. All representations and warranties of Purchaser contained in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing, except for changes expressly permitted by this Agreement.

      (b) There shall be no actual or threatened action by or before any court or governmental agency which seeks to restrain, prohibit or invalidate the transaction contemplated by this Agreement.

                                   ARTICLE IX
                                 Indemnification

      Section 9.1 Indemnification by Sellers. Each of MSI and the Company agree jointly and severally to indemnify, defend, protect and hold harmless Purchaser and its officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, legal representatives, successors and assigns, as applicable, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, costs and expenses whatsoever (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown to Sellers, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at, or after the date of this Agreement, as a result of or incident to: (a) any breach of, misrepresentation, untruth or inaccuracy in the representations and warranties by Sellers, set forth in this Agreement or in the Exhibits or the Schedules attached to this Agreement or in the Collateral Documents; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Sellers made in this Agreement or in the Collateral Documents and to be performed by Sellers before or after the Closing Date; (c) the imposition upon, claim against or payment by Purchaser of any liability or obligation of Sellers other than the Assumed Liabilities; (d) violation of the requirements of any governmental authority relating to the reporting and payment of federal, state, or other income tax of Sellers arising or accrued prior to the Closing Date; (e) all claims, liabilities or obligations arising out of the operation of the Car Wash Business prior to Closing (other than the Assumed Liabilities), including but not limited to litigation (including that set forth on Schedule 3.11), claims for customer vehicle damage, property damage or personal injury, other than Assumed Liabilities; and (f) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a), (b), (c), (d) or (e) of this Section 9.1 of this Agreement has occurred. For purposes of this section, to the extent that any claims can reasonably be deemed to be made under one or more of the provisions of subsections (a)-(f), the Indemnified Party (as hereinafter defined) may elect which subsection or subsections under which to bring its claim.

      Section 9.2 Indemnification by Purchaser. Purchaser agrees that it will indemnify, defend, protect and hold harmless Sellers and their officers, members, directors, divisions, subdivisions, affiliates, subsidiaries, parents, agents, employees, legal representatives, successors and assigns, as applicable, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, costs and expenses whatsoever (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown to the Purchaser, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at, or after the date of this Agreement, as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties of Purchaser set forth in this Agreement or in the Exhibits or the Schedules attached to this Agreement or in the Collateral Documents; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Purchaser made in this Agreement and to be performed by Purchaser after the Closing Date; (c) the imposition upon, claim against, or payment by the Company or Sellers of any of the Assumed Liabilities because of the Purchaser's failure to pay the Assumed Liabilities; (d) violation of the requirements of any governmental authority relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise, payroll or property Tax Liabilities of the Purchaser accrued after the Closing Date; (e) all claims, liabilities or obligations arising out of the operation of the car wash business at the Locations by Purchaser after the Closing; and (f) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a), (b), (c), (d) or (e) of this Section 9.2 has occurred. For purposes of this section, to the extent that any claims can reasonably be deemed to be made under one or more of the provisions of subsections (a)-(f), the Indemnified Party (as hereinafter defined) may elect which subsection or subsections under which to bring its claim.

      Section 9.3 Procedure for Indemnification with Respect to Third Party Claims.

      (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") under this Article IX, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. Such notice shall state the amount of the claim (to the extent known) and the relevant details thereof.

      (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party, pursuant to the provisions of Article IX.

      (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and
(iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld). In the case of (c)(ii) or (c)(iii) above, any such consent by the Indemnified Party to judgment or settlement shall include, as an unconditional term thereof, the release of the Indemnifying Party from all liability in connection therewith.

      (d) If any condition set forth in Section 9.3(b) above is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article IX.

      Section 9.4 Procedure for Non-Third Party Claims. If Purchaser or Sellers wish to make a claim for indemnity under Section 9.1 or Section 9.2, as applicable, and the claim does not arise out of a third party notification which makes the provisions of Section 9.3 applicable, the party desiring indemnification ("Indemnified Party") shall deliver to the parties from which indemnification is sought ("Indemnifying Party") a written demand for indemnification ("Indemnification Demand"). The Indemnification Demand shall state: (a) the amount of losses, damages or expenses which the Indemnified Party has incurred or has suffered or is expected to incur or suffer to which the Indemnified Party is entitled to indemnification pursuant to Section 9.1 or
Section 9.2, as applicable; and (b) the nature of the event or occurrence which entitles the Indemnified Party to receive payment under Section 9.1 or Section 9.2, as applicable. If the Indemnifying Party wishes to object to an Indemnification Demand, the Indemnifying Party must send written notice to the Indemnified Party stating the objections and the grounds for the objections ("Indemnification Objection"). If no Indemnification Objection is sent within forty-five (45) days after the Indemnification Demand is sent, the Indemnifying Party shall be deemed to have acknowledged the correctness of the claim or claims specified in the Indemnification Demand and shall pay the full amount claimed in the Indemnification Demand within sixty (60) days of the day the Indemnification Demand is dated. If for any reason the Indemnifying Party does not pay the amounts claimed in the Indemnification Demand, within sixty days of the Indemnification Demand's date, the Indemnified Party may institute legal proceedings to enforce payment of the indemnification claim contained in the Indemnification Demand and any other claim for indemnification that the Indemnified Party may have.

      Section 9.5  Survival of Claims.

      (a) All of the respective representations and warranties of the parties to this Agreement shall survive consummation of the transactions contemplated by this Agreement for eighteen months from the Closing Date and shall thereafter expire and be of no force and effect; provided, however, that the representations and warranties in Sections 3.1 (Organization), 3.2 (Authorization), the first sentence of Section 3.4 (Title to Assets), 3.15 (Taxes), 4.1 (Organization) and 4.2 (Authority) shall survive until the expiration of the applicable statute of limitations.

      (b) Notwithstanding the provisions of Section 9.5(a) above, which provide that representations and warranties expire after certain stated periods of time, if within the stated period of time, an indemnification demand is given, or a suit or action based upon representation or warranty is commenced, the Indemnified Party shall not be precluded from pursuing such claim or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim or action, by reason of the expiration of the representation or warranty.

      Section 9.6 Prompt Payment. In the event that any party is required to make any payment under this Article IX, such party shall promptly pay the Indemnifying Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article IX, the Indemnifying Party shall, nevertheless, pay when due such portion, if any, of the obligation as shall not be subject to dispute. The portion in dispute shall be paid upon a final and non-appealable resolution of such dispute. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person with respect to the subject matter of such claim.

      Section 9.7  Limitation of Liability.

      (a) Notwithstanding anything in this Agreement to the contrary, the liability and obligations of Sellers and of Purchaser for the indemnification obligations set forth in Section 9.1 and 9.2, respectively, shall be limited to Three Million Dollars ($3,000,000).

      (b) The amount of any losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered or recoverable by the Indemnified Party under insurance policies or otherwise with respect to such losses. The Indemnified Party shall use its commercially reasonable efforts to mitigate any losses and recover under insurance policies or otherwise for any losses.

      (c) Losses subject to indemnification or reimbursement under Article IX shall not include any incidental or consequential damages, including lost or anticipated profits, except to the extent such damages are payable by an Indemnified Party to a third party.

      (d) From and after Closing, except for claims involving fraud or criminal misconduct, the sole and exclusive remedy for any breach, or alleged breach, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article IX.

      (e) Upon making any payment for losses of an Indemnified Party under this
Article IX, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party with respect to the loss for which the payment relates. In addition to any other obligation under this Agreement, the Indemnified Party agrees to duly execute and deliver, upon request of the Indemnifying Party, all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights granted pursuant to this Section 9.7(e)

      Section 9.8  Casualty and Condemnation.

      (a) The risk of loss or damage to the Assets until the day of closing is retained by Sellers. If any damage occurs to the Assets prior to closing, Purchaser may proceed to closing and, if not repaired by Sellers prior to Closing, deduct from the Purchase Price the amount which will be required to repair such damage less the insurance proceeds turned over to Purchaser at Closing. Notwithstanding the foregoing, if damage to the Assets of a value in excess of Two Hundred Thousand ($200,000) occurs before Closing, the Purchaser shall have the option of terminating this Agreement under Section 1.8(d)(iv) of this Agreement.

      (b) If any eminent domain or condemnation proceeding pertaining to all or any portion of the Locations is threatened or commenced prior to closing (including, but not limited to those listed on Schedule 3.5(g)), there shall be no disposition or settlement thereof without the prior written consent of Purchaser, and Purchaser at its sole option may elect to proceed to Closing and the proceeds to be received by Sellers from such condemnation or eminent domain proceeding shall be turned over or assigned to Purchaser. Sellers shall make no settlement of, nor enter into any agreements relating to, eminent domain or condemnation proceedings following execution of this Agreement, without Purchaser's consent. Notwithstanding the foregoing, if a condemnation or taking of the Assets of a value in excess of Two Hundred Thousand ($200,000) occurs before Closing, the Purchaser shall have the option of terminating this Agreement under Section 1.8d(iv) of this Agreement.

                                    ARTICLE X
                                Other Provisions

      Section 10.1 Nondisclosure by Purchaser. Purchaser recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of Sellers, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Sellers. Purchaser agrees that, for a period of one (1) year from the date hereof, it will not utilize such information in the business or operation of Purchaser, or any of its affiliates or disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, unless (i) such information becomes known to the public generally through no fault of Purchaser or any of its affiliates, (ii) Purchaser is compelled to disclose such information by a governmental entity or pursuant to a court proceeding, or (iii) Closing takes place (provided, however, that after Closing Purchaser will abide by any legally binding contractual duties of non-disclosure owed to third parties from whom Assets were purchased by the Company to the extent such contracts were provided to Purchaser). In the event of a breach or threatened breach by Purchaser of the provisions of this Section 10.1, Sellers shall be entitled to an injunction restraining Purchaser from utilizing or disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Sellers from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

      Section 10.3 Assignment; Binding Effect; Amendment. Except as otherwise specifically set forth in this Agreement, this Agreement and the rights and obligations of the parties hereunder may not be assigned. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and the successors of Purchaser and the Sellers. It is understood and agreed that Purchaser may assign all or part of its rights hereunder to one or more affiliates, provided that such assignment shall not relieve Purchaser of its obligations hereunder. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

      Section 10.4 Entire Agreement. This Agreement (including the Schedules) is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as the Agreement. The Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, prior correspondence, oral agreements or written agreements of any kind, which shall remain in full force and effect. The parties to this Agreement have relied on their own advisors for all legal, accounting, Tax or other advice whatsoever with respect to the Agreement and the transactions contemplated hereby.

      Section 10.5 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      Section 10.6 Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by facsimile or by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party. "Overnight Courier" shall be deemed for purposes of this Section 10.6 to include, without limitation, the Express Mail service of the U.S. Postal Service.

      (a) If to Sellers, addressed to them at:

                  General Counsel
                  Mace Security International, Inc.
                  240 Gibraltor Road, Suite 220
                  Horsham, Pa 19044
                  Facsimile:  215-672-8900

                  with a copy to:

                  Gerald J. Guarcini, Esq.
                  Ballard Spahr Andrews & Ingersoll, LLP
                  1735 Market Street
                  Philadelphia, PA 19103-75.

      (b) If to Purchaser, addressed to it at:

                  Gregory S. Anderson, President
                  Wash Depot Holdings, Inc.
                  14 Summer Street, Suite 302
                  Malden, MA 02148
                  Facsimile:  781-321-4591

      With a copy to

                  Locke Lord Bissell & Liddell LLP
                  111 South Wacker Drive
                  Chicago, IL  60606
                  Attn:  Colleen M. Hennessy
                  Facsimile:  312-443-0336

      (c) If to Escrow Agent, addressed to it at:

                  Holland & Knight LLP
                  200 South Orange Avenue
                  Suite 2600
                  Orlando, FL 32801
                  Attn:  James A. Park III
                  Facsimile:  407-244-5288

Notice shall be deemed given and effective on the earliest of the day personally delivered, or one business day after being sent by Overnight Courier, or three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section 10.6.

      Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

      Section 10.8 No Waiver. No delay of, or omission in, the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

      Section 10.9 Captions. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      Section 10.10 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      Section 10.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means included, without limitation.

      Section 10.12 Extension or Waiver of Performance. Either Sellers or Purchaser may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement, provided that any such extension or waiver shall be in writing and signed by the party granting or approving such extension or waiver.

      Section 10.13 Liabilities of Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors, heirs, legal representative and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third person any rights of subrogation or action over or against any party to this Agreement.

      Section 10.14 Disclosure on Schedules. The parties to this Agreement shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and attached hereto or incorporated herein with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules, it being understood that such updated disclosure shall not have the effect of curing the breach of any representation and warranty and Purchaser shall be entitled to terminate this Agreement under Section 1.8(d)(ii) but will not be entitled to indemnification therefore following the Closing under Article IX hereof.. The obligations of the parties to amend or supplement the Schedules shall terminate on the consummation of the transaction contemplated by this Agreement at the Closing, or on the date of termination of this Agreement if Closing does not occur.

      Section 10.16 Further Assurances and Cooperation. From time to time at the request of a party to this Agreement and without further consideration, the other party will execute and deliver such documents and take such action as may reasonably be requested in order to consummate more effectively the transactions contemplated by this Agreement. Purchaser hereby agrees that in connection with any exemption from any Tax otherwise payable in respect of a bulk transfer of assets that Sellers wish to obtain, upon Sellers' request, Purchaser will provide to Sellers the appropriate form issued by the appropriate State Division of Taxation. Purchaser and Sellers agree to use good faith efforts to structure and implement the transactions contemplated by this Agreement in a tax-efficient manner.

      Section 10.17 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Sellers, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

      Section 10.18 Computation of Time. Any time period specified in this Agreement which would otherwise end on a non-Business Day shall automatically be extended to the immediately following Business Day.

      Section 10.19 Bulk Sales. Purchaser and Sellers hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code and all similar laws and agree that neither party shall have any liability to the other with respect thereto.

             [The balance of this page intentionally left blank.]

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


PURCHASER:
Wash Depot Holdings, Inc.

By: /s/ Gregory Anderson
    --------------------
Name:   Gregory Anderson
        ----------------
Title:  President
        ---------

SELLERS:
Mace Security International, Inc.

By: /s/ Robert M. Kramer
    --------------------
Name:   Robert M. Kramer
        ----------------
Title:  Executive Vice President
        ------------------------

Eager Beaver Car Wash, Inc.

By: /s/ Robert M. Kramer
    --------------------
Name:   Robert M. Kramer
        ----------------
Title:  Executive Vice President
        ------------------------

ESCROW AGENT:
Holland & Knight LLP

By:__________________________
Name:________________________
Title:_______________________

                                   Appendix A
                                  Defined Terms

      Through out the Agreement certain capitalized terms are defined. In addition to the definitions that are throughout the Agreement, the terms set forth in this Appendix A have the meanings given them for purposes of the Agreement.

      "Acquisition Transaction" is defined in Section 5.9 of the Agreement.

      "Additional Locations" means both of the car washes located at the addresses below and an "Additional Location" means the individual car washes located at the addresses of 6310 14th Street, West Bradenton, Florida and 1555
N. Washington Blvd., Sarasota, Florida.

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Applicable Laws" means applicable federal, state and local statutes, laws, rules, regulations, orders, permits (including, without limitation, zoning restrictions, land use requirements and environmental laws).

      "Assets" is defined Section 1.4 of the Agreement.

      "Assumed Liabilities" are defined in Section 1.6 of the Agreement.

      "Business Day" means a day other than Saturday, Sunday or other day when commercial banks in the State of Florida are authorized or required by law to close.

      "Car Wash Business" means the car wash business and related services offered by the Company at the Locations.

      "Closing" means the acts and deliveries set forth in Sections 1.9 and 1.10 of this Agreement.

      "Closing Date" is defined in Section 1.2 of the Agreement.

      "Collateral Documents" means the agreements and documents to be executed and delivered at Closing under this Agreement.

      "Company" means Eager Beaver Car Wash, Inc.

      "Current Surveys" means the most recent existing surveys of the Locations to which Sellers have access.

      "Current Title Policies" means the most recent existing title policy of the Locations to which Sellers have access.

      "Deposit" means the Five Hundred Thousand Dollars ($500,000) that Purchaser is to deposit with Escrow Agent as set forth in Section 1.3(c) of the Agreement.

      "Employee Benefit Plan" means any employee benefit plan or compensation plan, agreement or arrangement covering present or former employees of the Companies (including those within the meaning of ERISA Section 3(3)), stock purchase plan, stock option plan, fringe benefit plan, change in control plan, severance plan, bonus plan, pension plan and any other deferred compensation agreement or plan or funding arrangement.

      "Encumbrance" means any lien, pledge, option, charge, easement, security interest, right-of-way or similar restriction or encumbrance.

      "Escrow" means the Deposit.

      "Escrow Agent" means Holland & Knight LLP.

      "Excluded Assets" means those items of personal property that are not being conveyed or transferred to the Purchaser as set forth in Section 1.5 of this Agreement.

      "Historical Financials" means the operating statements of for the Car Wash Business for the twelve months ended December 31, 2005 and December 31, 2006.

      "Locations" means the car wash locations listed on Schedule 1.1 of the Agreement.

      "MSI" means Mace Security International, Inc., a Delaware Corporation.

      "Ordinary Course of the Business" means a manner consistent with past business practices as evidenced by historical events, trends and customary approach.

      "Permitted Exceptions" is defined in Section 2.1 of the Agreement.

      "Person" means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

      "Purchaser" is defined in the first paragraph of the Agreement.

      "Purchase Price" is defined in Section 1.3 of the Agreement.

      "Real Property" means the real property having the common street addresses of the Locations as set forth on Schedule 1.1 and as further legally described in the Title Commitments to be obtained, as set forth in Section 2.2 of this Agreement, and shall also include (i) all of the Company's right, title and interest in and to all easements, rights-of-way, privileges and appurtenances thereto, including, without, limitation, all water and water rights, ditch and ditch rights, all coal, oil, gas, and other minerals thereon or there under,
(ii) all of Company's right, title and interest in and to the beds of all streets, roads, avenues or highways, open or proposed, abutting the Real Property, and (iii) all of Company's right, title and interest, if any, in and to any award in condemnation, or damages of any kind, to which Company may have become entitled or may hereafter be entitled, by reason of any exercise of the power of eminent domain with respect to the Real Property or any other right, title or interest to be sold hereunder or any part thereof.

      "Sellers" mean MSI and the Company.

      "Tax" means any federal, state, local or foreign income, gross receipts, license, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, custom duties, capital stock, franchise, foreign withholding, unemployment, disability, transfer, value added, registration, alternative or add on minimum, or estimated tax, including any interest, penalties or additions to taxes in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing, and the term "Tax Liability" shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Title Commitments" means the title commitments to be obtained as set forth in Section 2.2 of this Agreement.

      "Title Insurer" means Chicago Title Insurance Company.